Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:

Annapolis, Maryland April 18, 2011

Contact:	Richard J. Morgan President and Chief Executive Officer (410.280.6695)
COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS
CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $448 thousand for the three months ended March 31, 2011 as compared to $528 thousand for the three months ended March 31, 2010. Basic and diluted earnings were $0.25 per share for the three months ended March 31, 2011 as compared to $0.29 during the same period in 2010. Earnings declined during 2011 as compared to 2010 in spite of an increase in net interest margin because of an increase in the provision for loan losses, a valuation allowance relating to other real estate owned and increased loan collection expenses. The Company continues to experience the detrimental effects of the weakened economy on its loan customers’ ability to pay and on collateral values. Net interest margin increased in 2011 as compared to 2010 primarily because of reduced interest expense paid on deposits. The Company assets increased modestly at March 31, 2011 from December 31, 2010 with increases in cash and cash equivalents and loans receivable. Key measurements and events for the three months ended March 31, 2011 include the following:
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Net interest income, the Company’s main source of income, increased by 11.3% from $2.3 million in 2010 to $2.5 million in 2011. Net interest income increased primarily because of the reduced cost of funds during 2011 as the Company renewed or replaced certificates of deposit at lower interest rates. Net interest margin was 5.14% in the three months ended March 31, 2011, as compared to 4.58% during the same period in 2010.

•
The Company’s net income was $448 thousand for the three months ended March 31, 2011 as compared to net income of $528 thousand for the three months ended March 31, 2010, a 15.2% decrease, largely resulting from the increase in the provision for loan losses, recognition of the decline in the value of other real estate owned through a valuation allowance and increased loan collection expenses.

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The provision for loan losses increased 52.3% from $447 thousand in 2010 to $681 thousand in 2011. The Company established a valuation reserve of $75 thousand to record the decline in the value of other real estate owned in 2011; no such reserve was needed in 2010. Loan collection expenses increased from $16 thousand in 2010 to $57 thousand in 2011.

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Total assets increased by 1.7% from $203 million at December 31, 2010 to $207 million at March 31, 2011. Net loans outstanding increased 1.3% from $182 million at December 31, 2010 to $184 million as of March 31, 2011. Deposits increased by 1.4% from $180 million at December 31, 2010 to $183 million at March 31, 2011. The Company has concentrated on increasing earnings through balance sheet management to grow its capital levels during these economically challenging times. The Company’s capital percentages were: the Total Capital ratio was 13.1%; the Tier I Capital ratio was 11.9% and the Leverage Capital ratio was 11.2% at March 31, 2011. These ratios exceed those necessary to be considered “Well Capitalized” under Federal capital guidelines.

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Non-performing loans were $7.3 million at December 31, 2010 and $7.1 million at March 31, 2011. The allowance for loan losses was $3.2 million, 1.7% of loans receivable at December 31, 2010 as compared to $3.6 million, 1.9% of loans receivable at March 31, 2011. Loans in the amount of $275 thousand, net of recoveries, were written-off during the quarter.

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Non-interest income increased by 15.9% from $346 thousand in 2010 to $401 thousand in 2011 primarily from gains on sales of other real estate owned, net rental income on leased other real estate owned and increased deposit fee income during 2011. Non-interest expenses increased by 17.6% from $1.3 million in 2010 to $1.5 million in 2011 including the valuation allowance and collection expenses noted above.

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Financial Condition
March 31, 2011 and December 31, 2010
(Dollars in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$15,379	$13,726
Investments in restricted stocks, at cost	527	527
Loans receivable, net of allowance for loan losses	184,072	181,709
Other real estate owned	2,799	3,324
Other assets	3,769	3,838

Total Assets	$206,546	$203,124

LIABILITIES
Deposits	$182,669	$180,110
Other liabilities	1,064	649

Total Liabilities	183,733	180,759

STOCKHOLDERS’ EQUITY
Common stock — $.01 par value; authorized 4,000,000 shares
Issued and outstanding: 1,820,548 shares at March 31, 2010 and at December 31, 2010	18	18
Additional paid-in capital	17,853	17,853
Retained earnings	4,942	4,494

Total Stockholders’ Equity	22,813	22,365

Total Liabilities and Stockholders’ Equity	$206,546	$203,124

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2011 and 2010
(Dollars in thousands except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Interest income	$3,077	$3,140
Interest expense	568	886

Net interest income	2,509	2,254
Provision for loan losses	681	447

Net interest income after provision for loan losses	1,828	1,807

Non-interest income	401	346
Non-interest expenses	1,500	1,276

Income before income taxes	729	877
Income tax expense	281	349

Net income	$448	$528

Basic and diluted earnings per share	$0.25	$0.29

Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.